Exhibit 3.121

STATE OF DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE OF FORMATION

First:                                                                 The name of the limited liability company is Reiman Media Group, LLC.

Second:                                                     The address of its registered office in the State of Delaware is 160 Greentree Drive, Suite 101, in the City of Dover, DE 19904.  The name of its Registered agent at such address is National Registered Agents, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Reiman Media Group, LLC this 23rd day of June 2010.

By:	/s/ Andrea R. Newborn
Andrea R. Newborn
Authorized Person